EXHIBIT (a)(1)(A)

CHART ACQUISITION GROUP LLC,
JOSEPH R. WRIGHT AND
COWEN INVESTMENTS LLC

OFFER TO PURCHASE FOR CASH
UP TO 2,379,180 WARRANTS TO PURCHASE COMMON STOCK

of

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.
at a Purchase Price of $0.60 Per Warrant

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON SEPTEMBER 11, 2015 OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED.

Chart Acquisition Group LLC (“CAG”), Joseph R. Wright (“Mr. Wright”), and Cowen Investments LLC (“Cowen”) (CAG, Mr. Wright and Cowen collectively referred to as the “Purchasers”, “we”, “us” or “our”), hereby offer to purchase up to 2,379,180 of the outstanding warrants (the “Warrants”, or specifically, when referring to the warrants issued in the initial public offering (the “IPO”) of Chart Acquisition Corp. (“Chart”), the “Public Warrants”) of Tempus Applied Solutions Holdings, Inc. (“Tempus Holdings” or the “Company”) to purchase common stock, $0.0001 par value per share (the “Common Stock”), of the Company at a purchase price of $0.60 per Warrant, in cash, without interest (subject to proration) (the “Purchase Price”), for an aggregate Purchase Price of up to $1,427,508 upon the terms and subject to certain conditions described in this offer to purchase (the “Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The Purchasers, The Chart Group L.P., the managing member of CAG, and RCG LV Pearl LLC, the sole member of Cowen and a subsidiary of Cowen Group, Inc., have filed a Schedule TO with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, and are referred to herein collectively as the “Filing Persons”.

On July 31, 2015, Chart consummated the transactions contemplated by the Agreement and Plan of Merger by and among Tempus Applied Solutions, LLC (“Tempus”), the members of Tempus, the members’ representative, Chart, Tempus Holdings, Chart Merger Sub Inc., TAS Merger Sub LLC, the Chart representative and the Purchasers, pursuant to which Chart and Tempus combined under a new holding company called Tempus Applied Solutions Holdings, Inc. (the “Business Combination”).

The Purchasers are making the Offer to purchase the Warrants to provide Warrant holders with an opportunity to tender their Warrants in connection with the consummation of the Business Combination (the “Closing”). See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

Only Warrants validly tendered as provided herein, and not properly withdrawn, will be purchased pursuant to the Offer. All Warrants tendered and not purchased pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. See “The Offer—Section 3. Procedures for Tendering Warrants.”

The Offer is not conditioned on any minimum number of Warrants being tendered and financing is not a condition to the Offer. The Offer is, however, subject to certain other conditions. See “The Offer—Section 6. Conditions of the Offer.”

Because of the proration provisions described in the Offer to Purchase, we may exchange less than all of the Warrants tendered by a Warrant holder if more than an aggregate of 2,379,180 Warrants are properly tendered and not properly withdrawn. See “The Offer—Section 1. Number of Warrants; Purchase Price; Proration.”

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The Warrants are quoted on the OTCQB Marketplace under the symbol “TMPSW”. On August 12, 2015, the closing price of the Warrants reported on the OTCQB Marketplace was $0.41 per Warrant. Warrant holders are urged to obtain current market quotations for the Warrants before deciding whether to tender their Warrants pursuant to the Offer. See “The Offer—Section 7. Price Range of Common Stock and Warrants.”

None of the Company, the Filing Persons, the Company’s board of directors, Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), or Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”), is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer —Section 2. Purposes of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any.

Neither the SEC nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer and requests for additional copies of the Offer to Purchase and the Offer documents may be directed to the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

August 14, 2015

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IMPORTANT

If you desire to tender all or any portion of your Warrants, you must do one of the following before the Offer expires:

●	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

●	If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the back cover of this Offer to Purchase. Do not send such materials to the Company or the Information Agent; or

●	If you are an institution participating in The Depository Trust Company, you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer—Section 3. Procedures for Tendering Warrants”.

We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. You should rely only on the information contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not, except as may be expressly provided herein, rely upon that recommendation, information or representation as having been authorized by us, the Information Agent, or the Depositary for the Offer. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Warrants in the Offer.

 Subject to applicable law (including Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference. See “Summary Term Sheet and Questions and Answers.”

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer and this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this Summary Term Sheet.

Securities Subject of the Offer	Up to 2,379,180 Warrants (subject to proration) to purchase common stock of Tempus Holdings.
Price Offered Per Warrant	$0.60 net to the seller in cash, without interest thereon (the “Purchase Price”).
Scheduled Expiration of Offer	12:00 midnight, New York City time, at the end of the day on September 11, 2015, or such later time and date to which we may extend the Offer (the “Expiration Date”).
Parties Making the Offer	Chart Acquisition Group LLC, Joseph R. Wright, the Company’s chairman, and Cowen.

For further information regarding the Offer, see “The Offer.”

The Business Combination

What is the Business Combination?

On July 31, 2015, pursuant to the Agreement and Plan of Merger, dated as of January 5, 2015, as amended (the “Merger Agreement”), by and among Tempus Applied Solutions Holdings, Inc. (the “Company” or “Tempus Holdings”), Chart Acquisition Corp. (“Chart”), Tempus Applied Solutions LLC (“Tempus”), the holders of Tempus’ membership interests named in the Merger Agreement (the “Members”), Benjamin Scott Terry and John G. Gulbin III, together, in their capacity under the Merger Agreement as the representative of the Members for the purposes set forth therein (the “Members’ Representative”), Chart Merger Sub Inc., (“Chart Merger Sub”), Chart Financing Sub Inc. (“Chart Financing Sub”), TAS Merger Sub LLC (“Tempus Merger Sub”), TAS Financing Sub. Inc. (“Tempus Financing Sub”), Chart Acquisition Group LLC, in its capacity under the Merger Agreement as the representative of the equity holders of Chart and Tempus Holdings (other than the Members and their successors and assigns) for the purposes set forth therein (the “Chart Representative”) and, for the limited purposes set forth therein, Chart Acquisition Group LLC (the “Sponsor”), Joseph Wright and Cowen Investments LLC (“Cowen”) (together, the “Purchasers”), (i) Chart Financing Sub and Chart Merger Sub merged with and into Chart, (ii) Tempus Financing Sub and Tempus Merger Sub merged with and into Tempus and (iii) each of Chart and Tempus became wholly owned subsidiaries of the Company. We refer to the transactions contemplated by the Merger Agreement as the “Business Combination.”

See “The Business Combination” for a more complete description of the terms and provisions of the Merger Agreement and related transactions.

The Offer

Who is offering to purchase the Warrants?

CAG, Mr. Wright, the chairman of the Company, and Cowen are making an offer to buy your Warrants.

For purposes of this Offer to Purchase, “Cowen” means, as applicable, Cowen Investments LLC, a Delaware limited liability company, or Cowen Overseas Investment LP, a Cayman Island limited partnership, or their respective affiliates. Cowen Investments LLC is the assignee of the shares of the Company’s common stock and warrants owned by Cowen Overseas Investment LP.

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What is the background and purpose of the Offer?

Chart was organized under the laws of the State of Delaware on July 22, 2011 for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses or assets.

On December 19, 2012, Chart consummated its IPO of 7,500,000 Units (the “Units”), each Unit consisting of one share of Common Stock and a Warrant to purchase one share of Common Stock, pursuant to the registration statement on Form S-1 (File No. 333-177280) (the “Registration Statement”) which was declared effective by the SEC on December 13, 2012. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $75,000,000.

Simultaneously with the closing of the IPO, Chart closed a private placement pursuant to which it sold to the Purchasers (or their affiliates) 375,000 placement units (“Placement Units”), consisting of one placement share of Common Stock and one placement warrant (“Placement Warrant”), at a purchase price of $10.00 per Placement Unit, for a total purchase price of $3,750,000. CAG purchased 231,250 Placement Units, Cowen purchased 131,250 Placement Units, and Mr. Wright purchased 12,500 Placement Units. As a result of the IPO, Chart raised gross proceeds of $75,000,000 (excluding proceeds from the Placement Units), the net proceeds of which, with the net proceeds from the sale of the Placement Units, were placed in the trust account established by Chart in connection with the IPO (the “Trust Account”) pursuant to an investment management trust agreement between Chart and Continental as trustee.

In connection with the IPO, the Purchasers collectively committed to offer to purchase up to 3,750,000 of the Warrants at a purchase price of $0.60 per Warrant in a proposed tender offer that would commence after the announcement by Chart of a business combination and would close upon the consummation of such business combination. In the event Chart failed to consummate a business combination, the Warrant holders would receive a pro rata distribution of the amount in the segregated escrow account (the “Escrow Account”) established with Continental Stock Transfer & Trust Company (“Continental”) pursuant to the Escrow Agreement in the amount of $0.30 for each Warrant they hold, which absent such a distribution as with other blank check companies, would expire worthless.

The Purchasers initially deposited an aggregate of $2,250,000 into the Escrow Account pursuant to the terms of the Escrow Agreement, which funds were to be used for the purchase of the Chart warrants validly tendered in a tender offer to be conducted in connection with a business combination. In August 2014, the Purchasers commenced a tender offer (the “Initial Warrant Tender Offer”) to purchase up to 7,500,000 of Chart’s issued and outstanding warrants at a purchase price of $0.30 per warrant in connection with a special meeting of Chart’s stockholders to approve, among other matters, an amendment to Chart’s existing charter extending the date by which Chart must consummate the Business Combination from September 13, 2014 to March 13, 2015. A total of 7,700 warrants were validly tendered and not withdrawn in the Initial Warrant Tender Offer. In September 2014, the Purchasers accepted for purchase all such warrants for an aggregate purchase price of $2,310.

In February 2015, the Purchasers commenced a tender offer (the “Second Warrant Tender Offer”) to purchase up to 7,492,300 Warrants at a purchase price of $0.30 per Warrant in connection with a special meeting of Chart’s stockholders to approve, among other matters, an amendment to Chart’s existing charter extending the date by which Chart must consummate the Business Combination from March 13, 2015 to June 13, 2015. A total of 647,500 Warrants were validly tendered and not withdrawn in the Second Warrant Tender Offer. In March 2015, the Purchasers accepted for purchase all such warrants for an aggregate purchase price of $194,250.

In May 2015, the Purchasers commenced a tender offer (the “Third Warrant Tender Offer”) to purchase up to 6,844,800 Warrants at a purchase price of $0.30 per Warrant in connection with a special meeting of Chart’s stockholders to approve, among other matters, an amendment to Chart’s existing charter extending the date by which Chart must consummate the Business Combination from June 13, 2015 to July 31, 2015. A total of 2,086,441 Warrants were validly tendered and not withdrawn in the Third Warrant Tender Offer. In June 2015, the Purchasers accepted for purchase all such warrants for an aggregate purchase price of approximately $625,932, and $1,427,508 remains in the Escrow Account for distribution to holders of the Public Warrants. On July 31, 2015, the Business Combination was consummated.

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In connection with the IPO, the Purchasers had collectively committed to commence a tender offer after the announcement by Chart of a business combination, which tender offer would close upon the consummation of such business combination. However, following the execution of the Merger Agreement and the amendments thereto, it was determined that the Offer may not as a matter of law be commenced until after Closing. As a result, the Purchasers have now commenced this Offer to purchase, collectively, up to 2,379,180 Public Warrants at $0.60 per warrant (subject to proration). The purpose of this Offer is to provide holders of Public Warrants that may not wish to retain their Public Warrants following the Business Combination the possibility of receiving cash for their Public Warrants.

What will happen if I do not tender my Warrants?

If you do not tender your Warrants in the Offer, any such Warrants will become exercisable on August 30, 2015, until July 31, 2020.

How many Warrants are the Purchasers offering to purchase?

The Purchasers are offering to purchase up to 2,379,180 of the outstanding Warrants. The Series A Warrants and the Series B Warrants included in the Private Placement Securities (defined below) issued in connection with the Business Combination are a separate class of securities from the Warrants and are therefore not subject to the Offer. See “The Offer—Section 1. Number of Warrants; Purchase Price; Proration.”

What will be the Purchase Price for the Warrants and what will be the form of payment?

The Purchase Price for the Offer is $0.60 per Warrant, in cash, without interest (subject to proration). All Warrants that we purchase in the Offer will be purchased at the Purchase Price. If you properly tender your Warrants in the Offer and the Offer is not terminated, we will pay you the Purchase Price promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See “The Offer—Section 1. Number of Warrants; Purchase Price; Proration” and “—Section 5. Purchase of Warrants and Payment of Purchase Price.”

Are Shares of Common Stock included in the Offer?

No. The Offer is only for Warrants. You may not tender shares of Common Stock.

How will the Purchasers pay for the Warrants?

We will pay the Purchase Price for the Warrants by using the remaining $1,427,508 (available for distribution to holders of the Public Warrants) of the $2,250,000 initially deposited by the Purchasers into the Escrow Account. These funds were initially deposited by the Purchasers in connection with the IPO. The funds held in the Escrow Account are invested only in United States government treasury bills with a maturity of 180 days or less or in money market funds that invest solely in United States government treasury bills with a maturity of 180 days or less.

How long do I have to tender my Warrants?

You may tender your Warrants pursuant to the Offer until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on September 11, 2015, or such later time and date to which we may extend the Offer. See “The Offer—Section 1. Number of Warrants; Purchase Price; Proration” and “—Section 13. Extension of the Offer; Termination; Amendment.”

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline. See “The Offer – Section 3. Procedures for Tendering Warrants.”

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Can the Offer be extended, amended or terminated?

We may elect to extend or amend the Offer for any reason. If we extend the Offer, we will delay the acceptance of any Warrants that have been tendered pursuant to the Offer prior to such extension. We can also terminate the Offer under certain circumstances. See “The Offer – Section 6. Conditions of the Offer” and “The Offer – Section 13. Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer – Section 13. Extension of the Offer; Termination; Amendment.”

Are there any conditions to the Offer?

The Offer is not conditioned on any minimum number of Warrants being tendered and financing is not a condition to the Offer. The Offer is, however, subject to certain other conditions. See “The Offer—Section 6. Conditions of the Offer.”

How do I tender my Warrants?

If you desire to tender all or any portion of your Warrants prior to the Expiration Date, you must do one of the following:

●	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

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If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary; or

●	If you are an institution participating in The Depository Trust Company, you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer – Section 3. Procedures for Tendering Warrants”.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee holding your Warrants for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

Until what time can I withdraw previously tendered Warrants?

You may withdraw your tendered Warrants at any time before the Expiration Date and, unless theretofore accepted for payment by the Purchasers pursuant to the Offer, you may also withdraw your tendered Warrants at any time after October 9, 2015. See “The Offer – Section 4. Withdrawal Rights.”

How do I withdraw Warrants previously tendered?

If you hold Warrants registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of such Warrants. Some additional requirements apply if the Warrants to be withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer set forth in “The Offer – Section 3. Procedures for Tendering Warrants.” If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Warrants. It is possible they have an earlier deadline for you to act to instruct them to withdraw Warrants on your behalf.

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Has the Company or its board of directors adopted a position on the Offer?

None of the Filing Persons, the Information Agent, or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Warrants in the Offer. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any. See “The Offer – Section 2. Purposes of the Offer; Certain Effects of the Offer.”

Will any of the Company’s directors and executive officers tender Warrants in the Offer?

None of the Company’s directors or executive officers will tender their Warrants pursuant to the Offer. See “The Offer – Section 9. Interests of Directors and Executive Officers; Certain Agreements.”

When will the Purchasers pay for the Warrants I tender that are accepted for purchase?

We will pay the Purchase Price in cash, without interest (subject to proration), for the Warrants we purchase by authorizing the release of the aggregate Purchase Price previously deposited into the Escrow Account to the Depositary promptly after the Expiration Date and the acceptance of the Warrants for payment. The Depositary will act as your agent and will transmit to you the payment for all of your Warrants accepted for payment. See “The Offer – Section 5. Purchase of Warrants and Payment of Purchase Price.”

What is the recent market price for the Warrants?

On August 12, 2015, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Warrants reported on the OTCQB Marketplace was $0.41 per Warrant. You are urged to obtain current market quotations for the Warrants before deciding whether to tender your Warrants. See “The Offer – Section 7. Price Range of Common Stock and Warrants; Dividends.”

Will I have to pay brokerage fees and commissions if I tender my Warrants?

If you are a registered Warrant holder and you tender your Warrants directly to the Depositary, you will not incur any brokerage fees or commissions.

If you hold your Warrants through a broker, dealer, commercial bank, trust company or other nominee and such nominee will tender Warrants on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your nominee to determine whether any charges will apply. See “The Offer – Section 3. Procedures for Tendering Warrants.”

What are the U.S. federal income tax consequences if I tender my Warrants?

The receipt of cash for your tendered Warrants generally will be treated for U.S. federal income tax purposes as a taxable sale of the Warrants so tendered. See “The Offer – Section 10. Material U.S. Federal Income Tax Consequences.”

Whom do I contact if I have questions about the Offer?

For additional information or assistance and to request additional copies of this Offer to Purchase and the Letter of Transmittal and other Offer documents, you may contact Morrow & Co., LLC, the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase before you decide whether to tender Warrants in the Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Purchase, which speak only as of the date of this Offer to Purchase.

There is no guarantee that your decision whether or not to tender your Warrants will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell its Warrants in the future following the completion of the Offer. Certain events may cause an increase in the prices of the Warrants and shares underlying the Warrants, each of which could result in a lower value realized now than you might realize in the future had you not agreed to tender your Warrants. Similarly, if you do not tender your Warrants, you will bear the risk of ownership of your Warrants after the Offer, and there can be no assurance that you can sell your Warrants in the future for an amount equal to or greater than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The Company may amend the terms of the Warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding Public Warrants.

The Warrants were issued in registered form under a warrant agreement by and between Chart and Continental, as warrant agent (the “Warrant Agent”), dated December 13, 2012 (as amended, the “Warrant Agreement”). The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. The obligations of Chart pursuant to the Warrants were assumed by Tempus Holdings upon the consummation of the Business Condition. Accordingly, the Company may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment.

If the Purchasers acquire a significant number of Warrants in the Offer, their relative voting power to the Company’s public stockholders on a fully diluted basis will significantly increase.

If the Offer is consummated, the Company’s public stockholders will suffer no dilutive effect as the overall number of outstanding Warrants will remain unchanged. However, if the Purchasers acquire a significant number of Warrants in the Offer, the relative voting power of the Purchasers with respect to the Company’s public stockholders on a fully diluted basis will significantly increase based on their greater shareholding on an “as exercised” basis.

The Company may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to a Warrant holder, thereby making such Warrants worthless.

The Company has the ability to redeem outstanding Warrants (excluding any Placement Warrants held by the Purchasers or their permitted transferees or any tendered Warrants purchased by the Purchasers) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of the Common Stock in the event the shares of the Common Stock are not traded on any specific trading day) of the Common Stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date the Company sends proper notice of such redemption, provided that on the date the Company gives notice of redemption and during the entire period thereafter until the time the Company redeems the Warrants, the Company has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. Redemption of the outstanding Warrants could force you: (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold on to your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

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There is no guarantee that the Warrants will ever be in the money and they may expire worthless.

The exercise price for the Warrants is $11.50 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

An active market for the Warrants may not develop, which would adversely affect the liquidity and price of the Warrants.

The Warrants are currently quoted on the OTCQB Marketplace under the symbol “TMPSW”. The price of the Warrants may fluctuate significantly due to general market and economic conditions. An active trading market for the Warrants may never develop or, if developed, may not be sustained. The price of the Warrants can vary due to general economic conditions and forecasts, the Company’s general business condition and the release of its financial reports. Because the Warrants are quoted on the OTCQB Marketplace and are not listed on a securities exchange, the liquidity and price of the Warrants may be more limited than if the Warrants were quoted or listed on a national exchange. You may be unable to sell your Warrants unless an active market can be established or sustained.

In the event that a significant number of Warrants are purchased in the Offer, the Warrants may become less liquid.

If a significant number of Warrants are purchased in the Offer, the Company may be left with a significantly smaller number of Warrant holders. As a result, the number of Warrants owned by non-affiliate Warrant holders and available for trading in the securities markets following the Offer will be reduced, which may reduce the volume of trading in the Common Stock and may result in lower stock prices and reduced liquidity in the trading of the Common Stock.

Holders of the Warrants will only be able to exercise such Warrants if the issuance of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the Warrants.

No Warrants will be exercisable on a cash basis and the Company will not be obligated to issue registered Common Stock unless the Common Stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Because the exemptions from qualification in certain states for re-sales of Warrants and for issuances of Common Stock by the issuer upon exercise of a Warrant may be different, a Warrant may be held by a holder in a state where an exemption is not available for issuance of Common Stock upon exercise of the Warrants and the holder will be precluded from exercising the Warrant. As a result, the Warrants may be deprived of any value, the market for the Warrants may be limited and the holders of Warrants may not be able to exercise their Warrants if the Common Stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside.

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THE BUSINESS COMBINATION

Prior to the closing of the Business Combination, Chart was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses.

The Business Combination was approved by Chart’s stockholders at a special meeting of stockholders held on July 31, 2015 (the “Special Meeting”). At the Special Meeting, 4,985,780 shares of Chart common stock were voted in favor of the proposal to approve the Business Combination and no shares of Chart common stock were voted against that proposal. In connection with the stockholders’ approval of the Business Combination, the Company redeemed a total of 2,808,324 shares of its common stock pursuant to the terms of Chart’s amended and restated certificate of incorporation. On July 31, 2015, the Business Combination was consummated.

The consummation of the Business Combination was preceded by a series of privately negotiated transactions, referred to collectively herein as the “Financing”, involving aggregate cash investments of $10.5 million by three outside investor entities (or affiliates thereof) that had not previously invested in Chart or Tempus (the “New Investors”), aggregate cash investments of $5.0 million by the Sponsor, Mr. Joseph Wright and Cowen (collectively, the “Chart Affiliate Investors”) and a cash investment of $500,000 by the Chief Financial Officer of Tempus (through his individual retirement account) (the “Tempus Affiliate Investor”, and together with the Chart Affiliate Investors, the “Affiliate Investors”, and together with the New Investors, the “Investors”).

In the Business Combination, the Members received 3,642,084 shares of Tempus Holdings’ common stock (the “Merger Shares”) in exchange for all of the issued and outstanding membership interests of Tempus. The number of Merger Shares received reflected a downward merger consideration adjustment (in accordance with the Merger Agreement) of 57,916 shares of Tempus Holdings common stock, based on Tempus’ estimated working capital and debt as of the closing of the Business Combination. Such merger consideration adjustment is subject to a post-closing true-up based on Tempus’ actual working capital and debt as of the closing of the Business Combination. In addition, pursuant to the earn-out provisions of the Merger Agreement, the Members have the right to receive up to an additional 6,300,000 shares of Tempus Holdings’ common stock upon the achievement of certain financial milestones.

In connection with the Business Combination, Chart stockholders and warrant holders received shares of Tempus Holdings common stock and warrants to purchase shares of Tempus Holdings common stock in exchange for their existing shares of Chart common stock and existing Chart warrants. In connection with the Business Combination, (i) the Affiliate Investors received an aggregate of 1,375,000 shares of Tempus Holdings common stock, 1,031,250 Series A-2 Warrants and 343,750 Series B-2 Warrants (collectively, the “Affiliate Investor Securities”) and (ii) the New Investors received an aggregate of 1,255,265 shares of Tempus Holdings common stock, 1,369,735 shares of Tempus Holdings Preferred Stock, 1,968,750 Series A-1 Warrants and 656,250 Series B-1 Warrants (collectively, the “New Investor Securities,” and collectively with the Affiliate Investor Securities, the “Private Placement Securities”).

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THE OFFER

Section 1. Number of Warrants; Purchase Price; Proration.

Number of Warrants

Upon the terms and subject to certain conditions of the Offer, we will purchase a maximum of 2,379,180 of the Warrants, or such lesser number of Warrants validly tendered and not properly withdrawn, in accordance with “The Offer – Section 4. Withdrawal Rights”, before the Expiration Date at a price of $0.60 per Warrant, in cash, without interest (subject to proration), for an aggregate Purchase Price of up to $1,427,508.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Warrants and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Warrants and similar persons whose names, or the names of whose nominees, appear on the Company’s Warrant holders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Warrants.

The Offer will expire at 12:00 midnight, New York City time, at the end of the day on September 11, 2015, or such later time and date to which we may extend the Offer. Only Warrants validly tendered and not properly withdrawn will be purchased pursuant to the Offer. See “The Offer – Section 13. Extension of the Offer; Termination; Amendment.”

The Offer is not conditioned on any minimum number of Warrants being tendered and financing is not a condition to the Offer. The Offer is, however, subject to certain other conditions. See “The Offer—Section 6. Conditions of the Offer.”

Purchase Price

The Purchase Price is $0.60 per Warrant, in cash, without interest (subject to proration). The Purchasers expressly reserve the right, in their sole discretion, to increase the Purchase Price, subject to applicable law. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

If the Purchasers increase the price that may be paid for Warrants from $0.60 per Warrant, then the Offer must remain open for at least ten business days following the date that notice of the increase is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

Proration

The Offer is to permit Holders of Warrants to tender up to 2,379,180 Warrants, subject to proration. Accordingly, if more than 2,379,180 Warrants are properly tendered and not withdrawn prior to the Expiration Date, and we do not extend the Offer and increase the number of Warrants that may be tendered, then we will purchase Warrants from tendering Holders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Warrants duly tendered by or on behalf of each Holder (and not so withdrawn). This Offer will not have any special proration provision for odd-lot tenders, which means that all odd-lot tenders (including Holders who own fewer than 100 Warrants) are subject to proration. The proration period will expire on the Expiration Date.

Section 2. Purposes of the Offer; Certain Effects of the Offer.

None of the Filing Persons, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants pursuant to the Offer and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Warrants in the Offer. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any.

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Purposes of the Offer

In connection with Chart’s IPO, the Purchasers committed to purchase at $0.60 per Warrant up to 3,750,000 outstanding Warrants in a tender offer to commence after the announcement of a business combination and expire upon the consummation of such business combination. The Purchasers initially deposited an aggregate of $2,250,000 with Continental, as escrow agent, into the Escrow Account (representing $0.60 per warrant for up to 3,750,000 Warrants) to fund such tender offer.

The purpose of the initially contemplated tender offer was twofold: first, unlike other blank check companies, the tender offer would provide Warrant holders that may not wish to retain their Warrants following a business combination the possibility of receiving cash for their Warrants; and, second, in the event Chart liquidated upon a failure to consummate a business combination, the Warrant holders would receive a pro rata distribution of the amount in the Escrow Account in the amount of $0.30 for each Warrant they hold, which Warrants, absent such a distribution as with other blank check companies, would expire worthless. As a result, in the event stockholder approval of a business combination was sought, those Warrant holders that are also stockholders would receive up to $0.60 per warrant (subject to proration) in place of $0.30 per warrant (in the event of liquidation of the Escrow Account).

The Purchasers are giving holders of the Warrants an opportunity to tender their Warrants as originally contemplated at $0.60 per share. Only Warrants properly tendered at the Purchase Price, and not properly withdrawn, will be purchased pursuant to the Offer. All Warrants tendered and not purchased pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date or the termination of the Offer. See “Section 3. Procedures for Tendering Warrants” below.

In August 2014, the Purchasers commenced the Initial Warrant Tender Offer to purchase up to 7,500,000 Warrants at a purchase price of $0.30 per Warrant in connection with a special meeting of Chart’s stockholders to approve, among other matters, an amendment to Chart’s existing charter extending the date by which Chart must consummate its initial business combination from September 13, 2014 to March 13, 2015. A total of 7,700 Warrants were validly tendered and not withdrawn in the Initial Warrant Tender Offer. In September 2014, the Purchasers accepted for purchase all such warrants for an aggregate purchase price of $2,310.

In February 2015, the Purchasers commenced the Second Warrant Tender Offer to purchase up to 7,492,300 Warrants at a purchase price of $0.30 per Warrant in connection with a special meeting of Chart’s stockholders to approve, among other matters, an amendment to Chart’s existing charter extending the date by which Chart must consummate its initial business combination from March 13, 2015 to June 13, 2015. A total of 647,500 Warrants were validly tendered and not withdrawn in the Second Warrant Tender Offer. In March 2015, the Purchasers accepted for purchase all such warrants for an aggregate purchase price of $194,250.

In May 2015, the Purchasers commenced the Third Warrant Tender Offer to purchase up to 6,844,800 Warrants at a purchase price of $0.30 per Warrant in connection with a special meeting of Chart’s stockholders to approve, among other matters, an amendment to Chart’s existing charter extending the date by which Chart must consummate the Business Combination from June 13, 2015 to July 31, 2015. A total of 2,086,441 Warrants were validly tendered and not withdrawn in the Third Warrant Tender Offer. In June 2015, the Purchasers accepted for purchase all such warrants for an aggregate purchase price of approximately $625,932, and $1,427,508 remains in the Escrow Account for distribution to holders of the Public Warrants.

On July 31, 2015, the Business Combination was consummated.

In connection with the IPO, the Purchasers had collectively committed to commence a tender offer after the announcement by Chart of a business combination that would close upon the consummation of such business combination. However, following the execution of the Merger Agreement and the amendments thereto, it was determined that the Offer may not as a matter of law be commenced until after Closing. As a result, the Purchasers have commenced this Offer to purchase, collectively, up to 2,379,180 Public Warrants at $0.60 per warrant (subject to proration). The purpose of this Offer is to provide holders of Public Warrants that may not wish to retain their Public Warrants following the Business Combination the possibility of receiving cash for their Public Warrants.

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As of August 12, 2015, the Company had 7,875,000 issued and outstanding Warrants (including the Placement Warrants), including an aggregate of 2,741,641 Warrants acquired by the Purchasers pursuant to the Initial Warrant Tender Offer, the Second Warrant Tender Offer and the Third Warrant Tender Offer, each to purchase one share of Common Stock at an exercise price of $11.50 per share. The Offer provides Warrant holders with an opportunity to obtain liquidity for their Warrants.

Certain Effects of the Offer

We expect $1,427,508 will be required to purchase the Warrants in the Offer if the Offer is fully subscribed at the Purchase Price of $0.60 per Warrant (subject to proration). Warrant holders who choose not to tender will retain their Warrants. All Warrants tendered in the Offer will remain outstanding. If the Offer is consummated, the Company’s public stockholders will suffer no dilutive effect as the overall number of outstanding Warrants will remain unchanged. However, the relative voting power of the Purchasers with respect to the Company’s public stockholders on a fully diluted basis will increase based on their greater shareholding on an “as exercised” basis.

Other Plans

Except as otherwise disclosed in this Offer to Purchase, including in “The Offer – Section 11. Important Information Concerning the Company,” we currently have no plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries;

●	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the Company’s present dividend rate or policy, indebtedness or capitalization;

●	any change in the Company’s present board of directors or management;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity securities of the Company becoming eligible to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association; or

●	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Section 3. Procedures for Tendering Warrants.

Valid Tender of Warrants

For a Warrant holder to make a valid tender of Warrants under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, Warrant certificates for the Warrants you wish to tender, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

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If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, you must contact such nominee to tender your Warrants. It is likely your nominee has an earlier deadline for you to act to instruct the nominee to tender Warrants on your behalf. We urge Warrant holders who hold Warrants through nominees to consult their nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through their nominees.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the Warrants (including any participant in DTC whose name appears on a security position listing as the owner of the Warrants) tendered has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii) Warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution”, as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for Warrants tendered must be guaranteed by an eligible institution. If a Warrant certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Warrants not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instruments of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Warrant certificates (or a timely confirmation of the book-entry transfer of the Warrants into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including Warrant certificates, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering holder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Warrants at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer those Warrants into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Warrants may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

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The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Warrants that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.

Return of Unpurchased Warrants

If any tendered Warrants are not purchased, or if less than all Warrants evidenced by a Warrant holder’s certificates are tendered, certificates for unpurchased Warrants will be returned promptly after the expiration or termination of the Offer or, in the case of Warrants tendered by book-entry transfer at DTC, the Warrants will be credited to the appropriate account maintained by the tendering Warrant holder at DTC, in each case without expense to the Warrant holder.

Tendering Warrant Holders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Warrants for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered and will deliver or cause to be delivered such Warrants for the purpose of tendering to us within the period specified in the Offer. A tender of Warrants made pursuant to any method of delivery set forth herein will constitute the tendering Warrant holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Warrant holder’s representation and Warranty to us that (i) such Warrant holder has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities being tendered, and (ii) such tender of Warrants complies with Rule 14e-4.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Warrant holder has full power and authority to tender, sell, assign and transfer the Warrants tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Warrants, and the same will not be subject to any adverse claim or right. Any such tendering Warrant holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Warrant holder and shall not be affected by, and shall survive, the death or incapacity of such tendering Warrant holder.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of the Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has received this Offer to Purchase; (v) such Warrant holder is not relying on the Purchasers, the Company, the Information Agent or the Depositary for tax or financial advice with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of proceeds are solely his, her or its responsibility; (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility; and (viii) such Warrant holder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered, and the tender of Warrants complies with Rule 14e-4. In that regard, a tender of Warrants shall authorize us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and us upon the terms and subject to certain conditions of the Offer.

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Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Warrants or waive any defect or irregularity in any tender with respect to any particular Warrants or any particular Warrant holder whether or not we waive similar defects or irregularities in the case of other Warrant holders. No tender of Warrants will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Warrants. None of the Purchasers, the Company, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a Warrant holder’s right to challenge our determination in a court of competent jurisdiction. By tendering Warrants, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Section 4. Withdrawal Rights.

You may withdraw Warrants that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchasers pursuant to the Offer, you may also withdraw your tendered Warrants at any time after October 9, 2015. Except as this “Section 4. Withdrawal Rights” otherwise provides, tenders of Warrants are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Warrants to be withdrawn, the number of Warrants to be withdrawn and the name of the registered holder of the Warrants to be withdrawn, if different from the name of the person who tendered the Warrants. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a Warrant holder has used more than one Letter of Transmittal or has otherwise tendered Warrants in more than one group of Warrants, the Warrant holder may withdraw Warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the Warrant holder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Warrants, an eligible institution must guarantee the signatures on the notice of withdrawal. If Warrants have been delivered in accordance with the procedures for book-entry transfer described in “The Offer – Section 3. Procedures for Tendering Warrants”, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Warrants and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Warrants may be retendered at any time prior to the Expiration Date by again following one of the procedures described in “The Offer – Section 3. Procedures for Tendering Warrants.”

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All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to waive any defect or irregularity in the withdrawal of Warrants by any Warrant holder, whether we waive similar defects or irregularities in the case of other Warrant holders. None of the Purchasers, the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of Warrants or are unable to purchase Warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Warrants on our behalf. Such Warrants may not be withdrawn except to the extent tendering Warrant holders are entitled to withdrawal rights as described in this “Section 4. Withdrawal Rights.” Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Section 5. Purchase of Warrants and Payment of Purchase Price.

Promptly following the Expiration Date, we (i) will determine which Warrant holders validly tendered Warrants and (ii) will accept for payment and pay for (and thereby purchase) up to 2,379,180 Warrants (subject to proration) validly tendered and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to conditional tender provisions of the Offer, Warrants that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Warrants for payment pursuant to the Offer.

In all cases, payment for Warrants tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Warrants, or a timely book-entry confirmation of Warrants into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

We will pay for Warrants purchased in the Offer by authorizing the release of the aggregate Purchase Price from the Escrow Account to the Depositary, which will act as agent for tendering Warrant holders for the purpose of receiving payment from us and transmitting payment to tendering Warrant holders.

Certificates for all Warrants tendered and not purchased, including conditional tenders, will be returned or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the Warrants, to the tendering Warrant holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Warrant holders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.

We urge Warrant holders who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.

Section 6. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Warrants tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Warrants pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

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The conditions referred to above are for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

Section 7. Price Range of Common Stock and Warrants; Dividends.

The Warrants are quoted on the OTCQB Marketplace under the symbol “TMPSW”. On August 12, 2015, the closing price of the Warrants reported on the OTCQB Marketplace was $0.41 per Warrant. The following table sets forth the high and low sales price of Tempus Holdings’ Common Stock and Warrants, as reported on the OTCQB Marketplace, following the consummation of the Business Combination, under the symbols “TMPS” and “TMPSW,” respectively, and Chart’s Common Stock and Warrants, as reported on the Nasdaq Capital Market through March 5, 2015 and on the OTCQB Marketplace thereafter through July 31, 2015 under the symbols “CACG” and “CACGW,” respectively, for the periods shown:

Quarter Ended	Common Stock		Warrants
	High	Low	High	Low
Year ended December 31, 2015
March 31, 2015	$15.00	$9.60	$0.55	$0.27
June 30, 2015	$10.00	$9.75	$0.51	$0.28
September 30 ,2015 (1)	$9.90	$9.45	$0.41	$0.27
Year ended December 31, 2014
March 31, 2014	$10.41	$9.75	$0.75	$0.50
June 30, 2014	$10.30	$9.83	$0.69	$0.65
September 30, 2014	$10.30	$9.26	$0.65	$0.40
December 31, 2014	$10.17	$9.64	$1.33	$0.55
Year ended December 31, 2013
March 31, 2013	$9.75	$9.50	$0.49	$0.49
June 30, 2013	$10.10	$9.53	$0.52	$0.23
September 30, 2013	$11.51	$9.60	$0.58	$0.35
December 31, 2013	$10.15	$9.74	$0.75	$0.45

(1)	Represents the high and low sales prices for the Common Stock and Warrants for the quarter through August 12, 2015.

As of August 12, 2015, the closing price of the Common Stock was $9.45.

You should evaluate current market quotes and trading volume for the Warrants, among other factors, before deciding whether or not to accept the Offer.

Dividends

The Company has no current plans to pay dividends. The Company does not currently have a paying agent.

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Section 8. Source and Amount of Funds.

The Purchasers initially deposited an aggregate of $2,250,000 (of which $1,427,508 remains following the Initial Warrant Tender Offer, the Second Warrant Tender Offer and the Third Warrant Tender Offer) with Continental, as escrow agent, into the Escrow Account. The Escrow Agreement, as amended, will permit the use of the Escrow Account to fund the Offer. We expect to pay the aggregate Purchase Price by authorizing the release of up to the aggregate Purchase Price previously deposited in escrow to the Depositary promptly after the Expiration Date, pursuant to the Escrow Agreement, as amended.

Section 9. Interests of Directors and Executive Officers; Certain Agreements.

The Company’s directors and executive officers are as set forth in “The Offer – Section 11. Important Information Concerning the Company – Directors and Executive Officers.” Each of Joseph Wright and Christopher D. Brady holds an executive position with the Company and/or its affiliated entities.

The following table shows the number of Placement Warrants and Public Warrants beneficially owned by the Purchasers, each director and executive officer of the Company and by all such persons as a group.

The information set forth below is as of August 12, 2015:

Name(1)	Number of Placement Warrants Owned	Number of Public Warrants Owned	Percentage of Total Warrants Outstanding(2)	Cash to be received in Offer
Chart Acquisition Group LLC (3)	231,250	1,690,683	24.4%	—
The Chart Group L.P. (3)	231,250	1,690,683	24.4%	—
Joseph Wright	12,500	91,384	1.3%	—
B. Scott Terry	—	—	—	—
R. Lee Priest, Jr.	—	—	—	—
Christopher D. Brady (3)	231,250	1,690,683	24.4%	—
Peter A. Cohen (4)	131,250	959,574	13.9%	—
John G. Gulbin, III	—	—	—	—
Kenneth J. Krieg	—	—	—	—
Niall Olver	—	—	—	—
Cowen Investments LLC (4)	131,250	959,574	13.9%	—
All directors and executive officers as a group (8 persons)	375,000	2,741,641	34.8%	—

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is 133 Waller Mill Road, Williamsburg, Virginia 23185.

(2)	Based on 7,875,000 Warrants outstanding (not including the Series A or Series B Warrants included in the Private Placement Securities issued in connection with the Business Combination).

(3)	The Chart Group L.P., the sole managing member of CAG, is a limited partnership that is managed and controlled by its general partner, Antwerp L.L.C., a New York limited liability company. Mr. Brady owns a majority of the membership interests in Antwerp L.L.C., and is its Chief Executive Officer and a member of its Management Committee. As such, Mr. Brady may be deemed to have effective control of Antwerp L.L.C. and thereby effective control over The Chart Group L.P. and CAG and may exercise voting and dispositive power with respect to the shares underlying the warrants held by CAG and The Chart Group L.P. The business address of Mr. Brady and each of these entities is 555 5th Avenue, 19th Floor, New York, New York 10017.

(4)	As Chairman and Chief Executive Officer of Cowen Group, Inc., Peter Cohen may be deemed to control or share control of Cowen Group, Inc. Peter Cohen’s business address is c/o Ramius Advisors, LLC, 599 Lexington Avenue, 19th Floor, New York, New York 10022. Andrew Cohen, who is the managing director of Ramius Advisors, LLC, has voting and dispositive power with respect to the shares underlying the warrants held by Cowen. Each of Peter Cohen and Andrew Cohen disclaims beneficial ownership of any securities over which he does not have pecuniary interest.

Participation in the Offer

The Purchasers have agreed not to tender their Placement Warrants or Public Warrants in the Offer. None of the Company’s directors or executive officers will tender their Warrants pursuant to the Offer.

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Recent Transactions in Warrants

Based on our records and the information provided to us by CAG and the Company’s directors, executive officers, associates, subsidiaries, none of the Purchasers nor their respective officers or directors, or any director, officer, associate or majority-owned subsidiary of the foregoing, has effected any transactions in the Warrants in the past 60 days, except for the Third Warrant Tender Offer.

Transfers of Founder Shares, Placement Units, and Underlying Securities

The initial 2,156,250 shares of Common Stock (after giving effect to a 0.75-for-1 reverse stock split effectuated on July 10, 2012) sold by Chart to CAG (the “Founder Shares”), of which 281,250 shares were forfeited in January 2013 and the Placement Units and their underlying securities, will not be transferable, assignable or salable (i) in the case of the Founder Shares, by Chart’s initial stockholders until the earlier of (A) one year after the Closing or earlier if, subsequent to the Business Combination, the last sales price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (B) the date on which we consummate a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Placement Units and the component securities therein, until August 30, 2015.

Registration Rights Agreement

The holders of the Founder Shares, Placement Units (including securities contained therein) and Warrants that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement signed concurrently with the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act; provided that Cowen will, in no event, make more than one demand in any 365 day period. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period.

Warrant Agreement

On December 13, 2012, Chart entered into a Warrant Agreement with Continental (as amended, the “Warrant Agreement”), pursuant to which Continental agreed to act as Warrant Agent in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Public Warrants and the Placement Warrants). The Warrants may be exercised at a price of $11.50 per share (subject to anti-dilution adjustments) during the period commencing on August 30, 2015 and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) July 31, 2020, (y) the liquidation of the Company, or (z) other than with respect to the Placement Warrants and the Public Warrants purchased pursuant to the Offer (so long as such Warrants are held by the Purchasers or their permitted transferees), the date on which the Company elects to redeem all of the Warrants pursuant to the terms of the Warrant Agreement as described below; provided, however, that the Company will not redeem the Warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period.

The Warrant Agreement provides for, among other things, the form and provisions of the Warrants and the manner in which the Warrants may be exercised. The Warrant Agreement also contains certain anti-dilution provisions and the manner in which the Warrants may be redeemed.

In August 2014, Chart amended the terms of the Warrant Agreement to extend the date for automatic termination of the Warrants if Chart had not consummated a business combination from September 13, 2014 to March 13, 2015. In March 2015, Chart further amended the terms of the Warrant Agreement to extend the date for automatic termination of the Warrants if Chart had not consummated a business combination from March 13, 2015 to June 13, 2015. In June 2015, Chart further amended the terms of the Warrant Agreement to extend the date for automatic termination of the Warrants if Chart had not consummated a business combination from June 13, 2015 to July 31, 2015.

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Section 10. Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of certain material U.S. federal income tax consequences to the holders of Public Warrants (“Holders”) who tender and ultimately redeem some or all of their Public Warrants pursuant to the Offer to Purchase (a “Tender Sale”). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion does not address the tax consequences to Holders under any state, local, or non-U.S. tax laws or any other U.S. federal tax, including the alternative minimum tax provisions of the Code.

This discussion applies only to Holders who are “United States persons,” as defined in the Code (a “U.S. Holder”), and applies only to Holders who would hold the Common Stock covered by their Warrants (if exercised) as a “capital asset,” as defined in the Code. For purposes of this discussion, the term “United States person” means (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that was created or organized in the U.S. or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Holders have the authority to control all substantial decisions of the trust, or (b) such trust has in effect a valid election to be treated as a United States person.

If a partnership is a Holder, the tax treatment to a partner therein of a Tender Sale by the partnership will generally depend upon the tax status of the partner and the activities of the partnership. Partners should consult their own tax advisors regarding the specific tax consequences to them of their partnership selling Warrants pursuant to the Offer.

This discussion does not address all of the U.S. federal income tax consequences of a Tender Sale that may be relevant to particular Holders in light of their individual circumstances or to Holders subject to special treatment under the Code, including, without limitation, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax exempt organizations, retirement plans, Holders that are, or hold Warrants through, partnerships or other-pass through entities for U.S. federal income tax purposes, United States persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark to market their securities, certain former citizens and long-term residents of the United States, and Holders holding their Warrants as a part of a straddle, hedging, constructive sale or conversion transaction.

No legal opinion of any kind has been or will be sought or obtained regarding the U.S. federal income tax or any other tax consequences of Holders selling Warrants pursuant to the Offer. In addition, the following discussion is not binding on the U.S. Internal Revenue Service (“IRS”) or any other taxing authority, and no ruling has been or will be sought or obtained from the IRS or other taxing authority with respect to any of the U.S. federal income tax consequences or any other tax consequences that may arise in connection with a Tender Sale. There can be no assurance that the IRS or other taxing authority will not challenge any of the general statements made in this summary or that a U.S. court or other judicial body would not sustain such a challenge.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS TAX ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF SELLING OR NOT SELLING YOUR WARRANTS PURSUANT TO THE OFFER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX RULES AND POSSIBLE CHANGES IN LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS OFFER TO PURCHASE.

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U.S. Federal Income Tax Treatment with Respect to Warrants Not Sold

No income, gain or loss for U.S. federal income tax purposes will be recognized by Holders with respect to Warrants that are not tendered and sold pursuant to the Offer, and Holders will not experience federal income tax consequences with respect to retained Warrants as a result of consummation of Tender Sales by other Holders.

U.S. Federal Income Tax Treatment of a Tender Sale of Warrants

A sale of Warrants for cash pursuant to the Purchaser Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. Upon a sale of Warrants, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Holder’s adjusted tax basis in such Warrants. A Holder’s adjusted tax basis in the Warrants generally will equal the Holder’s acquisition cost for the Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Warrants exceeds one year. Calculation of gain or loss must be made separately for each block of Warrants owned by a Holder. (Generally, a “block” consists of Warrants acquired at the same cost in a single transaction.) Depending upon the Holder’s particular circumstances, a Holder may be able to designate which block(s) out of which Warrants will be considered to have been the sold in the Tender Sale if less that all of such Holder’s Warrants are sold.

Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations, as is recognition of loss upon a taxable disposition by a U.S. Holder of Warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on “net investment income”, including, among other things, capital gains from the sale or other taxable disposition of securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their disposition of the Warrants.

Information Reporting and Tax Withholding

In general, information reporting for U.S. federal income tax purposes should apply to the gross proceeds from sales and other dispositions of Warrants by a U.S. Holder. U.S. federal income tax laws require that, in order to avoid potential backup withholding in respect of certain “reportable payments”, each Holder (or other payee) must either (i) provide to the payor such Holder’s correct taxpayer identification number (“TIN”) (or certify under penalty of perjury that such Holder is awaiting a TIN) and certify that (A) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest and dividends or (B) the IRS has notified such Holder that such Holder is no longer subject to backup withholding, or (ii) provide an adequate basis for exemption. Each tendering U.S. Holder is required to make such certifications by including a signed copy of Form W-9 that is included as part of the Letter of Transmittal. Holders claiming exemption from information reporting and backup withholding will be required to certify their exemption from backup withholding on an applicable form. A non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding with respect to proceeds of by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable Form W-8 or by otherwise establishing an exemption. A Holder who sells Warrants in a Tender Sale but has not provided a correct TIN or an adequate basis for exemption may be subject to a $50 penalty imposed by the IRS, and any “reportable payments” made to such Holder pursuant to the Offer will be subject to backup withholding in an amount equal to 28% of such “reportable payments.” Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Holder’s federal income tax liability, provided that the Holder timely furnishes the required information to the IRS.

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Section 11. Important Information Concerning the Company and Chart

Except as specifically set forth herein, the information concerning the Company and Chart contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or Chart, respectively, or their representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s and Chart’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.

General

Chart was incorporated in Delaware on July 22, 2011. Chart was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or similar business combination, one or more operating businesses or assets. All activity through December 19, 2012 related to Chart’s formation and consummation of the IPO. Since December 19, 2012, Chart has been investigating prospective target businesses with which to consummate its business combination.

On December 19, 2012 Chart consummated its IPO of 7,500,000 Units, each Unit consisting of one share of Common Stock and a Warrant to purchase one share of Common Stock, pursuant to the Registration Statement, which was declared effective on December 13, 2012. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $75,000,000. The underwriters of the IPO were granted a 45-day option to purchase up to an additional 1,125,000 Units to cover over-allotments, if any. The underwriters did not exercise such option before the option period expired.

Simultaneously with the closing of the IPO, Chart closed the Private Placement pursuant to which it sold an aggregate of 375,000 Placement Units, each Placement Unit consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock, to the Purchasers.

On December 14, 2012, the Units commenced trading on Nasdaq under the symbol “CACGU”. On February 4, 2013, the Units were separated and the Common Stock and Warrants began to trade on Nasdaq under the symbols “CACG” and “CACGW”, respectively. Chart’s common stock, warrants and units began being quoted on the OTCQB Marketplace under the ticker symbols “CACG,” “CACGW” and “CACGU,” respectively, on March 5, 2015.

Subsequent to the IPO, an amount of $75,000,000 of the net proceeds of the IPO and Private Placement was deposited in the Trust Account. The proceeds held in the Trust Account were invested only in United States government treasury bills with a maturity of 180 days or less or in money market funds that invest solely in United States government treasury bills with a maturity of 180 days or less and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended.

On September 5, 2014, Chart held a special meeting of stockholders at which stockholders approved an amendment to Chart’s amended and restated certificate of incorporation extending the date by which Chart must consummate the Business Combination from September 13, 2014 to March 13, 2015.

On March 11, 2015, Chart held a special meeting of stockholders at which stockholders approved an amendment to Chart’s amended and restated certificate of incorporation extending the date by which Chart must consummate the Business Combination from March 13, 2015 to June 13, 2015.

On June 11, 2015, Chart held a special meeting of stockholders at which stockholders approved an amendment to Chart’s amended and restated certificate of incorporation extending the date by which Chart must consummate the Business Combination from June 13, 2015 to July 31, 2015.

The Company was incorporated in Delaware in December 2014 for the purpose of the Business Combination. The Business Combination was consummated on July 31, 2015. As a result of the Business Combination, Chart and Tempus became the wholly-owned subsidiaries of the Company. The Company’s common stock and warrants began being quoted on the OTCQB Marketplace under the ticker symbols “TMPS” and “TMPSW” respectively, on August 3, 2015.

The Company’s executive office is located at 133 Waller Mill Road, Williamsburg, Virginia 23185.

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Directors and Executive Officers

The executive officers and directors of the Company are set forth in the following table:

Name	Age	Position
Joseph R. Wright	76	Chairman
B. Scott Terry	51	Chief Executive Officer and Director
R. Lee Priest, Jr.	48	Chief Financial Officer and Secretary
Christopher D. Brady	60	Director
Peter A. Cohen	68	Director
John G. Gulbin, III	52	Director
Kenneth J. Krieg	54	Director
Niall Olver	51	Director

The address and telephone number of each director and executive officer is: 133 Waller Mill Road, Williamsburg, Virginia 23185; telephone (757) 875-7779.

Joseph R. Wright has been Chairman of the Company’s Board of Directors since the closing of the Business Combination. Mr. Wright was Chairman of the Board of Directors and Chief Executive Officer of Chart from Chart’s inception until the closing of the Business Combination. Mr. Wright is a Senior Advisor to The Chart Group, L.P., a merchant banking firm and an affiliate of CAG and a member of the Advisory Board of The Comvest Group. Mr. Wright has served as the Executive Chairman of the Board of Directors of MTN Satellite Communications since 2010 and Chairman of the Investment Committee of ClearSky Power & Technology Fund I LLC since 2011. Mr. Wright was Senior Advisor to Providence Equity Partners LLC from July 2010 to June 2012 and Chief Executive Officer of Scientific Games Corp. from January 2009 to December 2010. From July 2006 through to April 2008, Mr. Wright served as Chairman and Director of Intelsat, Ltd., a provider of global satellite services and Chief Executive Officer and Director of PanAmSat Corporation from August 2001 until it was combined with Intelsat in July 2006. Mr. Wright was Chairman and Director of GRC International, Inc. from 1996 to 2000 and was Executive Vice President and Vice Chairman of W.R. Grace & Co. from August 1989 to 1994. Mr. Wright was a member of President Reagan’s Cabinet, was Director and Deputy Director of the White House Office of Management and Budget from March 1982 to 1989 and was Deputy Secretary of the Department of Commerce from 1981 to 1982. In 1989, Mr. Wright was appointed to the President’s Export Council by President George H.W. Bush as Chairman of the Export Control Sub-Committee. In 2003, President George W. Bush appointed Mr. Wright to the President’s Commission on the U.S. Postal Service Reform, the National Security Telecommunications Advisory Committee (NSTAC), the FCC’s Network Reliability and Interoperability Council and the FCC’s Media and Security Reliability Council. Mr. Wright presently serves on the current Administration’s Defense Business Board which provides advice on the overall management and governance on the Department of Defense. Mr. Wright received the Distinguished Citizens Award from President Reagan in 1989. Mr. Wright is currently a Director of Cowen Group, Inc., the parent of Cowen and Company, LLC. Mr. Wright has served as a member of several other boards of directors throughout his career, including Federal Signal Corporation from 2010 to 2012, Education Management Corporation from 2011 to 2012, Travelers from 1990 to 1999, Harcourt Brace Janovich from 1990 to 1992 and Titan from 2000 to 2005. Mr. Wright received his undergraduate degree from the Colorado School of Mines and his graduate degree from Yale University in 1961.

Peter A. Cohen, one of the Company’s directors, serves as chief executive officer and chairman of the board of Cowen Group, Inc., an affiliate of Cowen.

During the last five years, none of the Company’s directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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Summary of the Public Warrants and Placement Warrants

The following is a summary of the existing terms of the Public Warrants and Placement Warrants.

Public Warrants

Each Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, on August 30, 2015. The Warrants (including Warrants tendered pursuant to the Offer) will expire on July 31, 2020, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue Common Stock upon exercise of a Warrant unless shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt therefrom under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant.

No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, Public Warrant holders may, during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of the Public Warrants exercising on a cashless basis would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing: (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the Public Warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Public Warrants or the Company’s securities broker or intermediary.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $17.50 per share for any 20 trading days within a 30-trading day period ending three business days before the notice of redemption to the Warrant holders.

The Company will not redeem the Warrants unless an effective registration statement covering the Common Stock issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $17.50 redemption trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of the Common Stock outstanding immediately after giving effect to such exercise.

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If the number of shares of Common Stock outstanding is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed business combination, or (d) in connection with the redemption of the Common Stock upon the Company’s failure to consummate a business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

If, at any time after the Company’s business combination while the Warrants are outstanding, the Company effects (a) a merger with another company, in which the Company’s stockholders immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, (b) any sale of all or substantially all of the Company’s assets in one or a series of related transactions, (c) a tender offer or exchange offer approved or authorized by the Company’s board is completed pursuant to which holders of at least a majority of the outstanding shares of Common Stock tender or exchange their shares for other securities, cash or property, or (d) a reclassification of its shares or any compulsory share exchange pursuant to which shares of the Common Stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of the Company’s Common Stock), the holders of the Warrants will thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property receivable upon such event, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. Notwithstanding the foregoing, in the event of such a transaction, at the request of any holder, properly delivered, the Company (or its successor entity) shall purchase such Warrant from such holder by paying, within five trading days after such request, cash in an amount equal to the Black Scholes Value (as specifically defined in the Warrant Agreement) of the remaining unexercised portion of such Warrant on the date of such transaction. Any Warrant holder that receives cash pursuant to the immediately preceding sentence shall not receive the kind and amount of shares or other securities or property including cash, receivable upon such reclassification, reorganization, merger or consolidation.

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The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised.

The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

The Warrants were issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, as amended, which was filed as an exhibit to the Form 8-K filed on June 12, 2015, for a complete description of the terms and conditions applicable to the Warrants.

The Holders will continue to have until July 31, 2020 to exercise such Warrants, subject to earlier liquidation or redemption events described above.

Placement Warrants and Tendered Warrants

CAG has purchased 231,250 Placement Warrants, Joseph Wright has purchased 12,500 Placement Warrants and Cowen has purchased 131,250 Placement Warrants, which were included in the Placement Units purchased at a price of $10.00 per Unit for an aggregate purchase price of $3,750,000, in a private placement that occurred simultaneously with the IPO. In connection with the IPO, the Purchasers had collectively committed to commence a tender offer after the announcement by Chart of a business combination and would close upon the consummation of such business combination. However, following the execution of the Merger Agreement and the amendments thereto, it was determined that the Offer may not as a matter of law be commenced until after Closing.

The Placement Warrants and any tendered Public Warrants are identical to the Public Warrants sold in the IPO, except that, (i) if held by the Purchasers or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption, and (ii) the Placement Warrants which form a part of the Placement Units issued to Cowen, so long as they are held by Cowen or any of its related persons under FINRA rules, will expire on December 13, 2017, or earlier upon the Company’s liquidation, whereas any Placement Warrants or tendered Public Warrants held by holders other than Cowen or any such related person will expire on July 31, 2020, or earlier upon the Company’s liquidation. A portion of the proceeds from the sale of the Placement Warrants is held in the Trust Account for the benefit of the Company’s public stockholders.

The holders of the Placement Warrants have agreed that they will not exercise them if, at the time of exercise, an effective registration statement and a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants is not available, unless, at that time, the Public Warrants are exercisable on a cashless basis. The Placement Warrants will become worthless if the Company does not consummate a business combination.

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Section 12. Certain Legal Matters; Regulatory Approvals.

Except as otherwise discussed herein, based on our examination of publicly available information filed by the Company and Chart with the SEC and other information concerning the Company, we are not aware of any license or regulatory permit that is material to the Company’s and Chart’s business that might be adversely affected by our acquisition of the Warrants pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for payment of or payment for Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition.

Section 13. Extension of the Offer; Termination; Amendment.

Extension of the Offer

We expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The Offer — Section 6. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Warrants. We will effect any such extension by giving notice of such extension to the Depositary and making a public announcement of the extension.

Termination

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Warrants upon the occurrence of any of the conditions specified in “The Offer—Section 6. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Amendment

Subject to compliance with applicable law (including Rule 14d-1 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The Offer—Section 6. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Warrant holders in a manner reasonably designed to inform Warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 14d-1 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the price to be paid for Warrants, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Warrant holders in the manner specified in this “Section 13. Extension of the Offer; Termination; Amendment”, the Offer will be extended until the expiration of such period for ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

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Section 14. Fees and Expenses.

The Purchasers have retained Morrow & Co., LLC to act as Information Agent and Continental to act as Depositary in connection with the Offer. The Information Agent may contact holders of Warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Purchasers will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Warrant holders tender Warrants through the brokers, dealers and other nominee Warrant holders and not directly to the Depositary. The Purchasers will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

Section 15. Miscellaneous.

The Purchasers are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchasers become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Warrants, the Purchasers will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchasers cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Warrants in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchasers.

No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Purchasers, the Company, the Depositary, or the Information Agent for the purpose of the Offer.

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WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC. You may also request a copy of any of the documents that have been referred to and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase. You may also read and copy, at the SEC’s prescribed rates, any document filed with the SEC, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

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IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE OFFER, YOU SHOULD CONTACT THE COMPANY BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

Tempus Applied Solutions Holdings, Inc.
133 Waller Mill Road
Williamsburg, Virginia 23185
Telephone: (757) 875-7779

The Depositary for the Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the telephone numbers set forth below. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

470 West Avenue
Stamford, CT 06902
Banks and Brokerage Firms, Please Call: (203) 658-9400
Holders Call Toll Free: (800) 662-5200
tempus.info@morrowco.com

Offer to Purchase

August 14, 2015

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